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EXHIBIT 10.41

LETTERHEAD OF THE COCA-COLA COMPANY

Cynthia McCague Senior Vice President, Human Resources	Address Reply To P.O. Box 1734 NAT 2413 Atlanta, Georgia 30301 404-676-3131 Fax: 404-598-3131

October 7, 2004

Mr. Daniel Palumbo
The Coca-Cola Company
Atlanta, Georgia 30301

Dear Dan:

        Thank you for being willing to discuss the terms of your separation. The following are the agreed terms of the separation agreement:

  1.
  You will resign as Senior Vice President of The Coca-Cola Company and as Chief Marketing Officer, effective immediately. You will remain an employee of the Company at your current salary until October 31, 2004 (the "Separation Date") to transition your work.

  2.
  When you sign the enclosed release, you will be eligible for payments under the Company's Severance Pay Plan equivalent to two years of salary. You may elect to take these payments in either serial payments or in a lump sum. Your decision as to the type of payments will affect benefits, such as health and life insurance. If you elect serial payments, the payments will begin after October 31, 2004.

  3.
  Your retirement benefits will consist only of those benefits vested as of your Separation Date under the normal terms of the applicable plans. As soon as reasonably practical after your Separation Date, you will receive a lump sum distribution of your Supplemental Thrift account according to the terms of the applicable plan.

  4.
  As of your separation date of October 31, 2004, you will be fully vested in 16,000 stock options at a strike price of $43.215/share. You will be able to hold these options and exercise them for a twenty-four month period, provided you elect serial severance. This is consistent with the terms of the stock option agreement and plan. The remaining unvested options as of the Separation Date will be forfeited. When you exercise your vested stock options, you will be personally responsible for paying any taxes owed on such exercises.

  5.
  You will not be required to repay any portion of the hiring bonus paid to you.

  6.
  The Company will pay you $50,000 for out-placement services.

  7.
  The Company will pay you $25,000 for unused temporary living allocation and school tuition fees.

  8.
  The Company will continue to indemnify you for legal fees related to your position as an officer of the Company, pursuant to the Company Bylaws unless and until otherwise notified.

  9.
  You will not be eligible for a bonus for 2004.

  10.
  You will forfeit any payments under the Company's long-term incentive plans currently in progress.

  11.
  All restricted stock awards will be forfeited on the Separation Date.

  12.
  You will receive payment for any vacation not used this year.

  13.
  The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Confidentiality and Competition, and will be subject to the approval of the Compensation Committee.

Dan, thank you for the time you have spent transitioning your role and the Marketing organization. Please feel free to give me a call if you have any questions or would like more information regarding the above.

Sincerely,
/s/ Cynthia P. McCague
Cynthia P. McCague Senior Vice President, Human Resources

Agreed to and accepted this 13th day of October, 2004
/s/ D P Palumbo Daniel Palumbo

FULL AND COMPLETE RELEASE
AND AGREEMENT ON COMPETITION,
TRADE SECRETS AND CONFIDENTIALITY

  Release.

        I, Daniel Palumbo, in consideration of severance benefit payments under The Coca-Cola Company Severance Pay Plan, the payments and benefits described in the attached letter dated October 8, 2004, and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively the "Company"), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, from all debts, claims, actions, causes of action (including without limitation those under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall, or may have in the future, including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the "Released Claims"). Notwithstanding anything else herein, the Released Claims do not include claims under the ADEA that arise after the date on which I sign this Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality ("Agreement").

        I fully understand and agree that:

  1.
  this Agreement is in exchange for severance benefits under The Coca-Cola Company Severance Pay Plan and other special compensation to which I would otherwise not be entitled;

  2.
  I am hereby advised to consult with an attorney before signing this Agreement;

  3.
  I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

  4.
  I have seven days following my signature of this Agreement to revoke the Agreement; and

  5.
  this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.

If I choose to revoke this Agreement, I must do so by notifying the Company in writing.

        If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, I will indemnify and hold the Company harmless from any liability, including costs and expenses (as well as reasonable attorneys' fees) incurred by the Company as a result of any such claim.

        I additionally understand and agree that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other persons or entities hereby released.

  Future Cooperation.

        I covenant and agree that I shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which I, by virtue of my employment with the Company, have knowledge or information relevant to said litigation, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding my knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, provided the Company pays me reasonable compensation and reimburses me for reasonable expenses incurred in connection with such cooperation.

  Trade Secrets and Confidential Information.

        I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by the Company and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending two years after I have signed this Agreement or two years after the date my employment ends, whichever is later ("Nondisclosure Period"), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by the Company and will not disclose, publish or make use of such Confidential Information. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company.

        The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law or any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law or any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property.

  Return of Materials.

        I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company's business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. I shall promptly deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to me by virtue of my employment with the Company.

  No Publicity.

        During the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to confidential matters regarding the business or affairs of the Company which I was involved with during my employment.

  Non Compete and Non Solicitation.

          Definitions.

          For the purposes of this Section, the following definitions apply:

            (a)   "Non Solicitation Period" means the period beginning on the date I sign this Agreement and ending on October 31, 2006.

            (b)   "Restricted Activities" means the development of marketing and business strategies for Restricted Businesses.

            (c)   "Territory" means the United States of America.

            (d)   "Restricted Businesses" means 1) companies whose primary business is the manufacture, sale, distribution and marketing of carbonated soft drinks, coffee, tea, water, juices or fruit-based beverages ("Non-alcoholic Beverages"), and 2) companies whose business includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages, but for whom such business(es) may not be the company's primary business ("Non-Beverage Companies"). Notwithstanding the foregoing, I may perform services for Non-Beverage Companies (other than PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group) that have a Competing Business Segment, provided I do not perform services directly for such Competing Business Segment, and provided I notify the Chief Executive Officer of the Company of the nature of such service in writing within a reasonable time prior to beginning of such services. For purposes hereof, "Competing Business Segment" means any subsidiary, division or unit of the business of a company, where such subsidiary, division or unit manufactures, sells, distributes or markets Non-alcoholic Beverages.

  Non Compete.

        I hereby covenant with the Company that I will not, within the Territory prior to October 31, 2006, without the prior written consent of the Chief Executive Officer of the Company, engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business.

  Non Solicitation of Employees.

        I hereby covenant and agree that I will not, within the Territory and during the Non Solicitation Period, without the prior written consent of the Chief Executive Officer of the Company, solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of my employment with the Company or within twelve months prior to that date, was employed by the Company as a manager or executive and with whom I had professional interaction during the last twelve months of my employment with the Company (whether or not such person would commit a breach of contract).

  Non Solicitation of Customers.

        I hereby covenant and agree that I will not, within the Territory and during the Non Solicitation Period, without the prior written consent of the Chief Executive Officer of the Company, solicit or attempt to solicit, directly or indirectly, any business related to the Restricted Businesses from any of the Company's customers, including actively sought prospective customers, with whom I had professional interaction during my employment with the Company.

  Reasonable and Necessary Restrictions.

        I acknowledge that during the course of my employment with the Company I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests.

        I acknowledge that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company. I covenant that I will not challenge the enforceability of this Agreement nor will I raise any equitable defense to its enforcement.

        I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.

  Non-Disparagement.

        I agree that I will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates. The Company and its representatives will not disparage Palumbo.

  Complete Agreement.

        This Agreement is the complete understanding between me and the Company in respect of the subject matter of this Agreement and, with the exception of any prior agreement I have signed or made with the Company regarding trade secrets, confidential information, or intellectual property, supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

  Severability.

        In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

  Governing Law.

        Except to the extent preempted by Federal Law, this Agreement is to be governed and enforced under the laws of the State of Georgia (except to the extent that Georgia conflicts of law rules would call for the application of the law of another jurisdiction).

  Successors and Assigns.

        This Agreement inures to the benefit of the Company and its successors and assigns.

  Amendment/Waiver.

        No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

  Acknowledgment.

        I have carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect. As such, I knowingly and voluntarily sign this Agreement.

/s/ D P Palumbo Daniel Palumbo
Date:	October 13, 2004
The Coca-Cola Company
/s/ Sharon Case Sharon Case Vice President Deputy General Counsel
Date:	October 8, 2004

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FULL AND COMPLETE RELEASE AND AGREEMENT ON COMPETITION, TRADE SECRETS AND CONFIDENTIALITY